Exhibit 99.1

Jivers,

As Elisa mentioned in her blog, I’m looking forward to speaking with everyone in the All Company meeting Tuesday. Before that though, I first wanted to quickly introduce myself and share some of my initial impressions.

I had the opportunity to meet many Jivers, customers and partners at JiveWorld, and came away impressed by the passion, energy and excitement both inside and outside the company. Getting to meet folks 1:1 in a setting like JiveWorld was critical as my team and I begin working with Jive leadership and Jivers across departments to develop plans for the future.

While I obviously don’t have answers to many of your questions right at the moment (and to be honest, we are restricted in other ways on what we can share until the deal closes), I wanted to address a couple of concerns from Jive employees.

It’s come to my attention that there is a concern that we will rollout a product called WorkSmart. WorkSmart is a team and personal productivity management tool developed by one of our sister companies called Crossover. Crossover sells WorkSmart to large enterprises that need to manage large, distributed global workforces. WorkSmart does have some features like keystroke activity logging and webcam shots that were demanded by some of Crossover’s larger customers with security and identity management requirements. These are typically regulated entities such as defense contractors and banks that are legally required to ensure the person doing the work is who they say they are.

Aurea today uses only the personal and team productivity features of WorkSmart. The only decision we have made with respect to what team productivity tools and collaboration solutions we will use in the combined Aurea/Jive environment is that Aurea will indeed roll out Jive – in fact, we’ve already started doing so.

Secondly, while we are early in the process of exploring the various Jive sites and what will make the most sense going forward, I wanted to squash any rumor related to Jive’s larger offices, including Portland, Tel Aviv, Reading and Bay Area. As we’ve said in the FAQ, in any place where there are large concentrations of people, we expect to retain physical space.

Obviously there are several more questions you have and we will work to answer them in the coming weeks and months. The Aurea leadership team and I are going to be very thoughtful about the integration and how we approach each decision. We are eager to learn about the business, dig into the product innovation shown on the JiveWorld mainstage and engage with the teams that are making it happen at Jive.

I know JiveWorld just touched the surface, but I did want to share an observation that struck me during the event: the first thing that I noticed was the passion.

I’ve been to lots of user conferences, but I sensed a profound difference in the purpose Jive users have in what they are trying to accomplish for their companies. And this is understandable – after all, Jivers and customers alike are fundamentally unlocking the potential of companies to do amazing things.

I found that passion both inspiring and contagious.

More to be shared next week in the All Company meeting. Until then, have a great weekend.

Best,

Scott

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Jive Software, Inc. (“Jive”) by Wave Systems Corp. (“Parent”), Jazz MergerSub, Inc. (“Acquisition Sub”), a wholly-owned subsidiary of Parent, will commence a tender offer for all of the outstanding shares of Jive. Such tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Jive, nor is it a substitute for the tender offer materials that Parent, Acquisition Sub and ESW Capital, LLC (“Guarantor”) will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Parent, Acquisition Sub and Guarantor will file tender offer materials on Schedule TO with the SEC, and Jive will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY JIVE’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Jive’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Jive by contacting Jive at lisa.jurinka@jivesoftware.com or jason.khoury@jivesoftware.com by phone at (415) 580-4738 or (650) 847-8308, or by visiting Jive’s website (www.jivesoftware.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. JIVE’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/ RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Forward Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Jive’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Jive’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Jive’s most recent annual report on Form 10-K, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent, Acquisition Sub and Guarantor, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Jive. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Jive’s expectations as of the date of this document. While Jive may elect to update any such forward-looking statements at some point in the future, Jive specifically disclaims any obligation to do so, even if our expectations change, except as required by law.